                                POWER PURCHASE

                                      AND

                       OPERATIONS COORDINATION AGREEMENT

                                    BETWEEN


                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY

                                      AND

                         COGEN TECHNOLOGIES NJ VENTURE



DATED June 5, 1989
      ____________

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
               RECITALS.......................................   1



  ARTICLE I    DEFINITIONS....................................   4


  ARTICLE II   GENERAL CONDITIONS OF DELIVERY AND
               ACCEPTANCE OF NET ELECTRICAL POWER OUTPUT......   9

               Section A - Warranty of Qualifying Facility
                           Status.............................   9

               Section B - Repeal of PURPA....................  10

               Section C - Verification and Nomination of
                           Capacity...........................  11

               Section D - Exceptions to Obligation to
                           Accept Electrical Power Output.....  13

               Section E - Obligation to Provide Reactive
                           Power..............................  16

               Section F - Condition Precedent................  17

               Section G - Relationship to TRANSMISSION
                           AGREEMENT..........................  18



  ARTICLE III  TERM...........................................  18


  ARTICLE IV   PURCHASE PRICE AND PAYMENT CONDITIONS..........  19

               Section A - Monthly Energy Charge..............  19

               Section B - Monthly Capacity Charge............  21

               Section C - Monthly Service Charge.............  25

               Section D - Recovery of Payments...............  25

               Section E - Replacement Energy and
                           Capacity Costs.....................  27

               Section F - Security Provision.................  32

  ARTICLE V    BILLING AND PAYMENT............................  42

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                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
ARTICLE VI     OPERATIONS COORDINATION.......................... 43

ARTICLE VII    NET ELECTRICAL POWER OUTPUT SPECIFICATIONS....... 47

ARTICLE VIII   METERING/RECORDS................................. 47

ARTICLE IX     USE OF THE PUBLIC SERVICE SYSTEM................. 48

ARTICLE X      DEDICATION OF FACILITIES......................... 49

ARTICLE XI     LIABILITY........................................ 49

ARTICLE XII    FORCE MAJAURE.................................... 50

ARTICLE XIII   INDEMNIFICATION.................................. 52

ARTICLE XIV    INSURANCE........................................ 54

ARTICLE XV     WARRANTIES....................................... 58

ARTICLE XVI    EVENTS OF DEFAULT AND BREACH OF CONTRACT......... 59

               Section A - Default by VENTURE................... 59

               Section B - Default by PSE&G..................... 61

               Section C - Remedies............................. 63

ARTICLE XVII   ARBITRATION...................................... 65

ARTICLE XVIII  SPECIFIC PERFORMANCE............................. 69

ARTICLE XIX    ENTIRE AGREEMENT................................. 70

ARTICLE XX     ASSIGNMENT/TRANSFER.............................. 70

ARTICLE XXI    CURE BY FINANCIER................................ 72

ARTICLE XXII   FINANCIER SECURITY AGREEMENTS.................... 75

ARTICLE XXIII  DETERMINATION OF PSE&G COSTS..................... 77

ARTICLE XXIV   STANDARD FOR PERFORMANCE......................... 77

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                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----

ARTICLE XXV    STANDBY ELECTRIC SERVICE......................... 78

ARTICLE XXVI   SUCCESSORS AND ASSIGNS........................... 78

ARTICLE XXVII  CHOICE OF LAW.................................... 79

ARTICLE XXVIII CAPTIONS......................................... 79

ARTICLE XXIX   COUNTERPARTS..................................... 79

ARTICLE XXX    MISCELLANEOUS.................................... 80

ARTICLE XXXI   RESERVATIONS..................................... 81

ARTICLE XXXII  SURVIVAL OF OBLIGATIONS.......................... 81

ARTICLE XXXIII NOTICES.......................................... 81

EXHIBIT 1      INTERCONNECTION PLAN

EXHIBIT 2      PAYMENT TRACKING ACCOUNT

EXHIBIT 3      CONSENT TO ASSIGNMENT

                         COGEN TECHNOLOGIES NJ VENTURE

                                 POWER PURCHASE

                                      AND

                       OPERATIONS COORDINATION AGREEMENT


          This AGREEMENT made and entered as of the 5th day of June, 1989 by and between PUBLIC SERVICE ELECTRIC AND GAS COMPANY, a New Jersey corporation (PSE&G) and COGEN TECHNOLOGIES NJ VENTURE (VENTURE), a New Jersey partnership.

                                   RECITALS

          WHEREAS, VENTURE owns and operates a grid connected COGENERATION FACILITY which is located within the electric service territory of PSE&G at the property of Bayonne Industries, Inc. and IMTT-Bayonne (BAYONNE) in the City of Bayonne, County of Hudson, State of New Jersey;

          WHEREAS, VENTURE has a contract to sell seventy-five and eight tenths percent (75.8%) of the NET ELECTRICAL POWER OUTPUT to Jersey Central Power & Light Company (JCP&L) and intends to sell to PSE&G the remaining twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT produced by the COGENERATION FACILITY, and PSE&G, in recognition of its obligation under the Public Utility Regulatory Policies Act of 1978 (16 U.S.C. Sections 796 et seq.) (PURPA) as implemented by the Federal Energy Regulatory Commission (FERC or Commission) and the State of New Jersey Board of Public Utilities (NJBPU), will purchase pursuant to the terms and conditions set forth herein twenty-four and two tenths (24.2%) of such NET ELECTRICAL POWER OUTPUT from the COGENERATION FACILITY;

          WHEREAS, VENTURE has obtained, pursuant to the rules and regulations of the FERC set forth at 18 C.F.R. 292.207(b), a certification that the COGENERATION FACILITY is a qualifying facility in accordance with 18 C.F.R.
Section 292.203, as declared in FERC Docket No. QF86-972-000;

          WHEREAS, VENTURE has constructed and shall maintain the COGENERATION FACILITY in compliance with the regulations of the FERC applicable to qualifying facility status during the term of this AGREEMENT;

          WHEREAS, VENTURE has entered into agreements with BAYONNE and Exxon Company USA (Exxon) pursuant to which BAYONNE and Exxon will purchase and VENTURE will sell thermal energy;

          WHEREAS, PSE&G is a public utility as defined in N.J.S.A 48:2-13 and, as such, is required by applicable statutes and regulations to furnish safe, adequate and proper service to its retail and sale-for-resale customers and further, to have and maintain its property, plant and equipment in such condition as to enable it to do so;

          WHEREAS, VENTURE has entered into a Revised Transmission Service and Interconnection Agreement, dated April 27, 1987 (TRANSMISSION AGREEMENT) with PSE&G, which is incorporated by reference herein and made a part hereof, to design, construct, install, operate and maintain the INTERCONNECTION so as to interconnect the PROJECT with the electric transmission facilities of PSE&G emanating from PSE&G's Bayonne Switching Station;

          WHEREAS, PSE&G's obligation under this AGREEMENT and under the TRANSMISSION AGREEMENT to receive instantaneous active electrical power output from the COGENERATION FACILITY at the RECEIPT POINT shall not exceed 190,000 kw;

          WHEREAS, PSE&G is a member of the Pennsylvania-New Jersey-Maryland Interconnection (PJM); and

          WHEREAS, PJM is a fully coordinated power pool which, pursuant to an agreement executed by and among its members, affords to the member utilities for the benefit of their customers reliable electric service at the lowest possible cost;

          NOW, THEREFORE, in consideration of the recitals and mutual covenants contained herein, the PARTIES hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          The following terms when used herein with capitalization shall have the following meanings, unless a different meaning shall be expressly stated:

          AGREEMENT means this Power Purchase and Operations Coordination Agreement between VENTURE and PSE&G.

          COGENERATION FACILITY means the three gas turbines and waste heat boilers, one steam turbine, synchronous generators, and all appurtenant structures and equipment constructed, installed, owned/leased, operated and maintained by VENTURE at the property of BAYONNE, for the purpose of generating steam and electricity and other forms of useful thermal energy output and having an installed name-plate rating of 164.9 megawatts.

          DATE OF COMMERCIAL OPERATION means the date on which the NJBPU approves this AGREEMENT, unless the PARTIES do not give written acceptance within thirty (30) days as provided in ARTICLE II, Section F.

          FINANCIER means any individual(s) or entity(ies) and any representative(s) or trustee(s) for any such individual(s) or entity(ies):(i) lending money to VENTURE for: (a) the construction or term financing of the PROJECT; (b) the establishment and/or maintenance of working capital requirements; and/or (c) the refinance or take-out of any such loan(s); and/or
(ii) participating as an equity investor in the PROJECT; and/or (iii) any lessor under a lease finance arrangement. Such term includes the Prudential Insurance Company of America (Prudential).

          INTERCONNECTION means the 138,000-volt circuit reinforcements, extensions and associated terminal facility reinforcements to the PUBLIC SERVICE SYSTEM which have been designed, constructed, and installed by PSE&G to interconnect the PROJECT with and to the PUBLIC SERVICE SYSTEM, as more fully described in the TRANSMISSION AGREEMENT as set forth in Exhibit 1.

          LOAN AGREEMENT means any agreement between VENTURE and one or more FINANCIERS pursuant to which VENTURE arranges for and obtains debt financing to construct and/or operate the PROJECT. Such term includes the Term Loan Agreement between VENTURE and Prudential dated as of November 1, 1987, as amended pursuant to the First Amendment to the Term Loan Agreement dated as of December 15, 1988.

          MONTH means the calendar month commencing at 12:00.01 a.m. Eastern Time on the first day of the calendar month and concluding at midnight Eastern Time on the final day of the same calendar month.

          NET ELECTRICAL CAPACITY means the average monthly amount of electrical capacity in kilowatts produced at the COGENERATION FACILITY during ON-PEAK PERIODS less the amount of electric capacity consumed by the COGENERATION FACILITY'S in-plant load during ON-PEAK PERIODS, and delivered to PSE&G at the RECEIPT POINT, determined by dividing the NET ELECTRICAL ENERGY during such ON-PEAK PERIOD by the total hours in such ON-PEAK PERIOD.

          NET ELECTRICAL ENERGY means the amount of electrical energy in kilowatthours produced at the COGENERATION FACILITY, less the amount of electric energy consumed by the COGENERATION FACILITY'S in-plant load, and delivered to PSE&G at the RECEIPT POINT.

          NET ELECTRICAL POWER OUTPUT means the NET ELECTRICAL ENERGY and NET ELECTRICAL CAPACITY.

          OFF-PEAK PERIOD means all other hours of a week exclusive of the ON-PEAK PERIOD.

          ON-PEAK PERIOD means, as specified in PSE&G's Purchased Electric Power Tariff, the period from 7:00 a.m. to 9:00 p.m. (Eastern Time) Monday through Friday, excluding holidays, as from time to time defined by PJM, or as otherwise designated in PSE&G's Purchased Electric Power Tariff then in effect.

          PARTY or PARTIES means PSE&G or VENTURE, or both, and their respective successors or assigns.

          PROJECT means the COGENERATION FACILITY, SUBSTATION FACILITY and associated facilities and equipment constructed, owned/leased, operated and maintained by VENTURE at the property of BAYONNE for the purpose of producing, among other things, electric power.

          PUBLIC SERVICE SYSTEM means the electric power generation, transmission, subtransmission and distribution facilities owned, operated and maintained by PSE&G, which includes, the INTERCONNECTION.

          RECEIPT POINT, also referred to as POINT OF INTERCONNECTION, means the point of physical connection of the PROJECT to the PSE&G 138kV transmission system located at the point at which the PSE&G 138kV transmission system meets with and connects to the SUBSTATION FACILITY. The

RECEIPT POINT is identified in Exhibit 1 of the TRANSMISSION AGREEMENT, which exhibit is made a part hereof and incorporated by reference herein.

          SUBSTATION FACILITY means the 138kV substation designed, constructed, installed, owned, operated and maintained by VENTURE at the PROJECT which is required to connect the COGENERATION FACILITY with the PUBLIC SERVICE SYSTEM, as more fully described in the TRANSMISSION AGREEMENT.

          SUMMER SEASON means the consecutive period of time from June 1 to September 30 of any year.

          SYSTEM EMERGENCY means the existence of a physical or operational condition and/or the occurrence of an event on the PUBLIC SERVICE SYSTEM or PJM System which in PSE&G's sole judgment is: (i) imminently likely to endanger life or property; or (ii) impairs and/or imminently will impair: (a) PSE&G's ability to discharge its statutory obligation(s) to provide safe, adequate and proper service to its retail and sale-for-resale customers; and/or (b) the safety and/or reliability of the PUBLIC SERVICE SYSTEM or PJM System.

          WINTER SEASON means the consecutive period of time from December 1 to the last day in February.

                                  ARTICLE II

                      GENERAL CONDITIONS OF DELIVERY AND

                   ACCEPTANCE OF NET ELECTRICAL POWER OUTPUT

          Except as otherwise provided herein, VENTURE agrees to deliver and sell and PSE&G agrees to accept and purchase during the term of this AGREEMENT twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT from the COGENERATION FACILITY.

                                   SECTION A

                    WARRANTY OF QUALIFYING FACILITY STATUS

          VENTURE warrants that, at the date of first power deliveries from VENTURE's COGENERATION FACILITY and subject to Section B of this ARTICLE II, during the term of this AGREEMENT, the COGENERATION FACILITY shall meet the requirements for a qualifying facility as established by the FERC's Rules and Regulations set forth in Title 18 C.F.R. Section 292 et seq. Subject to
Section B of this ARTICLE II, VENTURE's obligation to deliver and sell and PSE&G's obligation to accept and purchase twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT shall be conditioned on VENTURE's maintaining the requisite qualifying facility status as set forth in PURPA and the Rules and Regulations of the FERC implementing same during the term of this AGREEMENT as applicable to the COGENERATION FACILITY with respect to qualifying facility status.

                                   SECTION B

                                REPEAL OF PURPA

          In the event that (i) Sections 201 and 210 of PURPA are for any reason no longer in effect, or (ii) the COGENERATION FACILITY ceases to qualify as a qualifying facility under PURPA for any reason not within the control of VENTURE, including but not limited to a reduction or cessation in thermal energy use by BAYONNE or Exxon, the rights and obligations of VENTURE and PSE&G under this AGREEMENT will continue so long as the NJBPU does not take any action which would prevent PSE&G from full and timely recovery from its customers of all costs and charges paid to VENTURE for capacity and energy delivered and sold to PSE&G, and so long as the continued operation of the COGENERATION FACILITY and the continued acceptance and purchase of twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT by PSE&G at the rates set forth herein does not violate any federal, state or local law, ordinance or regulation or subject VENTURE or its owners to regulation under the Public Utility Holding Company Act of 1935 (PUHCA) where such regulation is unreasonably burdensome. If the continued operation of the COGENERATION FACILITY as a result of the occurrence of the events specified in (i) or (ii) above would violate any such law, ordinance or regulation or would subject VENTURE or its owners to regulation under PUHCA where such regulation is unreasonably burdensome, the PARTIES shall negotiate in good faith to attempt to reach an agreement on a power sale contract, lease or other arrangement which will provide for the continued purchase of twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT by PSE&G under terms which provide the same economic benefit to the PARTIES as is provided under this AGREEMENT. If the NJBPU no longer permits such full and timely recovery or the existing recovery mechanism for such costs is changed, modified, and/or eliminated so as to impair such full and timely recovery; and if an event specified in (i) or (ii) above has occurred, the PARTIES shall negotiate in good faith to attempt to reach an agreement on a power sale contract, lease or other arrangement which will provide for the continued acceptance and purchase of twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT by PSE&G at a rate which provides substantially similar economic benefits to the PARTIES as is provided under this AGREEMENT and which the NJBPU will permit PSE&G to recover from its ratepayers. If, after such negotiations, the PARTIES are unable to reach such an agreement, either PARTY may exercise any other remedy provided under the AGREEMENT.

                                   SECTION C

                    VERIFICATION AND NOMINATION OF CAPACITY

          In order to establish VENTURE's obligation to deliver twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL CAPACITY to PSE&G and PSE&G's obligation to pay for such NET ELECTRICAL CAPACITY in accordance with

ARTICLE IV of this AGREEMENT, VENTURE has nominated the following nominal net seasonal capacity levels (Net Seasonal Capacity) specific to the reference ambient temperature indicated:

          SUMMER SEASON        150 MW @ 94 degrees F

          WINTER SEASON        179 MW @ 25 degrees F

          The PARTIES agree that NET ELECTRICAL CAPACITY delivered is a function of ambient temperature and that nominated or renominated values of Net Seasonal Capacity are to be adjusted to actual prevailing average ambient temperature conditions for purposes of determining whether any excess capacity has been delivered pursuant to ARTICLE IV, Section B, or for determining any replacement energy or capacity costs pursuant to ARTICLE IV, Section E.

          VENTURE shall be entitled to an initial renomination of the SUMMER SEASON and WINTER SEASON nominal Net Seasonal Capacity based upon performance, test or demonstrated results from actual operations prior to one (1) year after the DATE OF COMMERCIAL OPERATION. These renominated values shall be in effect for all purposes of this AGREEMENT until a future renomination is made in accordance with this Section C.

          VENTURE shall be entitled to renominate the value(s) of the SUMMER SEASON and/or WINTER SEASON Net Seasonal Capacity levels every year, starting from the date of the initial renomination or the DATE OF COMMERCIAL OPERATION if no initial renomination is made, for the balance of the term of this AGREEMENT. In no event, however, shall any renominated capacity value lie outside a range of plus or minus ten percent (10%) of the SUMMER SEASON and/or WINTER SEASON Net Seasonal Capacity values determined for the initial renomination or the values set forth in this section if no initial renomination is made.

        Each subsequent renomination after the initial renomination shall be based on the COGENERATION FACILITY's projected performance based on actual or test results during expected ambient conditions in the SUMMER SEASON and/or WINTER SEASON. VENTURE agrees to provide PSE&G with all data reasonably necessary for PSE&G to confirm the renominated value(s).

                                   SECTION D

                      EXCEPTIONS TO OBLIGATION TO ACCEPT

                            ELECTRICAL POWER OUTPUT

          Notwithstanding the above, and in addition to the provisions of
ARTICLE XII of this AGREEMENT, PSE&G shall be excused from accepting all or a portion of twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT:

     (1) if VENTURE fails to comply with the Interconnection, Protection and Safety Requirements and Standards for Customer-Owned Generating Facilities as set forth in Exhibit 2.

     (2) If PSE&G is unable to back down its own generation sufficiently to accept tventy-four and two tenths percent (24.2 %) of the NET ELECTRICAL POWER OUTPUT from the COGENERATION FACILITY without jeopardizing the integrity of the PUBLIC SERVICE SYSTEM or the PJM System.

     (3) If Transmission facilities are loaded to their published ratings and continued or increased power output from the COGENERATION FACILITY would adversely affect the reliability of the PUBLIC SERVICE SYSTEM or the PJM System.

     (4) Under Light Load Conditions, during which PSE&G shall use its best efforts to treat VENTURE equally with all other non-utility generation on the PUBLIC SERVICE SYSTEM in accordance with established procedures. PSE&G shall give notice to VENTURE in time for VENTURE to cease the delivery of twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT which notice shall be served no less than two
         (2) hours prior to the scheduled delivery. For purposes of this ARTICLE II, Section D, the term "Light Load Conditions" means a minimum generation emergency condition declared by PJM or the PSE&G Electric System Operations Center or similar circumstances which may imminently lead to such conditions without actions being taken by PSE&G to avoid this circumstance. Such circumstances may include but shall not be limited to conditions which may require a reduction in output of a PSE&G nuclear unit and/or removal of a generation unit from service which could not be returned to service in the next peak period.

    (5) During any SYSTEM EMERGENCY if such purchases would contribute to such SYSTEM EMERGENCY.

    (6) If PSE&G intentionally interrupts acceptance of twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT to conduct planned maintenance of the interconnection or adjacent transmission, and/or subtransmission facilities.

         All cases of PSE&G's refusal to purchase from VENTURE shall be subject subsequently to verification by the NJBPU, if requested by VENTURE. Where practicable, PSE&G shall give VENTURE advance notice of any interruption, curtailment or reduction effected pursuant to this Section D, the circumstances requiring or necessitating the interruption, curtailment or reduction of PSE&G's acceptance of twenty-four and two tenths (24.2%) of the NET ELECTRICAL POWER OUTPUT and, if able, the reasons therefor, and the extent and duration thereof. In the event PSE&G is unable, for any reason, to give VENTURE advance notice of such interruption, curtailment or reduction of such acceptance, PSE&G shall, as soon thereafter as practicable, contact VENTURE to confirm such interruption, curtailment or reduction, explaining the circumstances requiring or necessitating the interruption, curtailment or reduction, and, if able, furnish the reasons therefor and the extent and duration thereof. At VENTURE's request, PSE&G shall provide written notice to VENTURE explaining the circumstances requiring or necessitating any interruption, curtailment or reduction of service effective pursuant to this ARTICLE II. PSE&G will resume the acceptance of twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT as soon as practicable after the reason for the interruption, curtailment or reduction no longer exists.

          In the event acceptance of twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT is interrupted, curtailed or reduced by PSE&G for any reason specified in this Section D, PSE&G agrees to use its best efforts (consistent with PSE&G's existing obligations to restore service to its retail and wholesale customers) to correct any condition and to restore acceptance of such power. VENTURE expressly agrees that PSE&G is not liable for damages of any kind to VENTURE or any third party, all as more fully set forth in ARTICLE XI and ARTICLE XIII of this AGREEMENT, due to PSE&G's failure to accept twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT for any of the reasons expressed above.

                                  SECTION 3

                     OBLIGATION TO PROVIDE REACTIVE POWER

          PSE&G may request, and, when requested, VENTURE shall use best efforts to provide reactive power, leading or lagging, from the COGENERATION FACILITY up to the operating limits of the COGENERATION FACILITY to the extent that it does not require a reduction in NET ELECTRICAL POWER OUTPUT and further, in the event of a SYSTEM EMERGENCY, PSE&G may request VENTURE to provide reactive power, leading or lagging, from the COGENERATION FACILITY and, if PSE&G makes such a request, VENTURE shall use its best efforts to provide same up to the operating limits of the COGENERATION FACILITY, whether or not same requires a reduction in NET ELECTRICAL POWER OUTPUT.

                                   SECTION F

                              CONDITION PRECEDENT

          The following shall be a condition precedent to the effectiveness of this AGREEMENT: A finding by the NJBPU in an Order that this AGREEMENT, as presently constituted, is reasonable and prudent throughout the term of this AGREEMENT and that PSE&G will be able to flow through to and/or fully and timely recover from its ratepayers through the Levelized Energy Adjustment Clause or its successor all purchased power costs incurred by PSE&G pursuant to this AGREEMENT, which approval by the NJBPU shall be under terms and conditions reasonably acceptable to both PSE&G and VENTURE.

          After the foregoing condition has been satisfied, the PARTIES shall, within thirty (30) days, affirm in writing, executed by both PARTIES, that this condition precedent has been satisfied. In the event said condition precedent is not satisfied, this AGREEMENT shall be void.

                                   SECTION G

                    RELATIONSHIP TO TRANSMISSION AGREEMENT

          This AGREEMENT contains similar obligations with respect to certain operations and coordination requirements as well as the obligations relating to such requirements of the PARTIES under this AGREEMENT as are found in the TRANSMISSION AGREEMENT. To the extent provisions of this AGREEMENT and the TRANSMISSION AGREEMENT are similar and activities anticipated to be undertaken to comply with this AGREEMENT are in substance the same as activities to be undertaken to comply with the TRANSMISSION AGREEMENT, compliance by either PARTY with the provisions of this AGREEMENT shall fulfill the obligations of such PARTY under the TRANSMISSION AGREEMENT.

                                  ARTICLE III

                                     TERM

          Subject to the condition precedent set forth in ARTICLE II above, this AGREEMENT shall enter into effect as of the DATE OF COMMERCIAL OPERATION and shall continue in effect for an initial term ending November 1, 2008. Upon the expiration of the initial term, this AGREEMENT shall be renewed for two (2) successive five (5) year renewal terms unless either PARTY provides written notice of intent not to renew to the other no less than three (3) years prior to the expiration of the then pending term.

          At the expiration of this AGREEMENT, this

AGREEMENT and each PARTY's obligation(s) hereunder shall automatically terminate as of the effective date thereof; provided, however, expiration of this AGREEMENT shall not relieve either PARTY from any obligation arising under this AGREEMENT to pay any monies due to the other PARTY which monetary obligation was incurred prior to the date of expiration of this AGREEMENT.

                                  ARTICLE IV

                     PURCHASE PRICE AND PAYMENT CONDITIONS

          Beginning on the DATE OF COMMERCIAL OPERATION and until the expiration of the AGREEMENT, PSE&G agrees to pay VENTURE in accordance with Sections A and B of this ARTICLE IV, a Monthly Energy Charge and a Monthly Capacity Charge as defined below.

                                   SECTION A

                             MONTHLY ENERGY CHARGE

          The Monthly Energy Charge for any month shall be twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL ENERGY delivered by VENTURE to PSE&G during any MONTH times VENTURE's Adjusted Base Rate. The Adjusted Base Rate is composed of the sum of a Fixed Component, a Fuel Component and a GNP Deflator Component, as follows:

     (1) The Fixed Component is equal to two (2) cents/kWh, and is unchanged for the duration of this AGREEMENT.

     (2) The Fuel Component starts at one and eighty-eight hundredths (1.88) cents/kWh as of the DATE OF COMMERCIAL OPERATION and shall remain in effect until the first day of the first MONTH which begins after such date. On the first day of such MONTH and each subsequent MONTH, the Fuel Component in effect for the previous MONTH is multiplied by an Escalation Factor which shall be determined as follows:

         The Escalation Factor shall be a fraction, the numerator of which is PSE&G's CIG rate or its successor rate for the MONTH during which any NET ELECTRICAL ENERGY is being delivered and the denominator of which is the CIG rate for the prior MONTH.

    (3) The GNP Deflator Component on December 1, 1988 shall be seventy-two hundredths (.72) cent/kWh, which shall remain in effect through December 31, 1989. On January 1, 1990 and on January 1 of each year thereafter, the GNP Deflator Component in effect for the previous year is multiplied by an escalation factor as determined below for the purposes of determining the GNP Deflator Component to be in effect during such year. The escalation factor shall be determined using the annual Implicit Price Deflator for Gross National Product (GNP) in the Survey of Current Business published by the United States Department of Commerce/Bureau of Economic Analysis as follows:

         (a) Multiply the current GNP Deflator Component by the fraction of which the numerator is the GNP Deflator (Preliminary) for the calendar year prior to the current year and the denominator which is the GNP Deflator (Final) for the second calendar year prior to the current year.

         (b) When the GNP Deflator (Final) is published, re-calculate the current GNP Deflator Component by using the fraction of which the numerator is the GNP Deflator (Final) for the calendar year prior to the current year and the denominator which is the GNP Deflator (Final) for the second calendar year prior to the current year.

         (c) The total energy payment for months in which the GNP Deflator (Preliminary) was used shall be be recalculated and the appropriate adjustment shall be made during the next billing period.

                                   SECTION B

                            MONTHLY CAPACITY CHARGE

          The Monthly Capacity Charge shall be twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL CAPACITY during such month times a capacity rate equal to eight dollars and seventy-six cents ($8.76) per kW-month effective on December 1, 1988 and escalated at four and nine tenths percent (4.9%) on January 1, 1990 and January 1 of each year thereafter for the duration of this AGREEMENT.

1. Payment of the Monthly Capacity Charge shall be made in accordance with the following:

   (a) For the SUMMER SEASON PSE&G shall pay VENTURE in accordance with the above Monthly Capacity Charge, but VENTURE shall not be entitled to retain any amounts paid by PSE&G at a level of capacity in excess of twenty-four and two tenths percent (24.2%) of the Net Seasonal Capacity in Section C of ARTICLE II.

   (b) For the WINTER SEASON PSE&G shall pay VENTURE in accordance with the above Monthly Capacity Charge, but VENTURE shall not be entitled to retain any amounts paid by PSE&G at a level of capacity in excess of twenty-four and two tenths percent (24.2%) of the Net Seasonal Capacity in Section C of ARTICLE II.

2. At the end of each SUMMER SEASON, PSE&G shall determine whether capacity in excess of twenty-four and two tenths percent (24.2%) of the then Net Seasonal Capacity nominated or renominated by VENTURE in Section C of ARTICLE II has been delivered and sold to PSE&G. The total capacity delivered in such season shall be determined by dividing the total number of kwh's actually delivered by VENTURE during the ON-PEAK PERIOD of the SUMMER SEASON by the total of all ON-PEAK hours during such SUMMER SEASON and multiplying the result by twenty-four and two tenths percent (24.2%). The excess capacity shall be the amount by which the total capacity as determined above exceeds twenty-four and two tenths percent (24.2%) of the SUMMER SEASON capacity nominated or renominated by VENTURE in Section C of ARTICLE II, as adjusted for the actual average prevailing ambient temperature.

       If PSE&G has paid for and has not requested such excess capacity, PSE&G shall be entitled to and VENTURE shall refund any excess capacity charges paid pursuant to this paragraph, such refund to be equal to four times the product of: (a) the excess capacity determined in this Section B 2 of ARTICLE IV, and (b) the Monthly Capacity Charge determined pursuant to this ARTICLE IV Section B. Any such refund shall be credited against and an adjustment made on the Statement of Payment to VENTURE with regard to the month of September.

3. At the end of each WINTER SEASON, PSE&G shall determine whether capacity in excess of twenty-four and two tenths percent (24.2%) of the then Net Seasonal Capacity nominated or renominated by VENTURE in Section C of ARTICLE II has been delivered and sold to PSE&G. The total capacity delivered in such season shall be determined by dividing the total number of kWh's actually delivered by VENTURE during the ON-PEAK PERIOD of the WINTER SEASON by the total of all ON-PEAK PERIOD hours during such WINTER SEASON and multiplying the result by twenty-four and two tenths percent (24.2%). The excess capacity shall be the amount by which the total capacity as determined above exceeds twenty-four and two tenths percent (24.2%) of the capacity nominated or renominated by VENTURE pursuant to Section C of ARTICLE II, as adjusted for the actual average prevailing ambient temperature.

         If PSE&G has paid for and has not requested such excess capacity, PSE&G shall be entitled to and VENTURE shall refund any excess Capacity Charges for said three (3) MONTH period, such refund to be equal to the sum of the product of: (a) each MONTH of the three (3) MONTH excess capacity and (b) the Monthly Capacity Charge pursuant to this ARTICLE IV Section B. Any such refund shall be credited against and an adjustment made on the Statement of Payment to VENTURE with regard to the month of February.

4. For purposes of this ARTICLE IV, Section B and Section E, it is agreed and understood that the capacity nominated or renominated shall be value adjusted to the average ambient temperature which actually prevailed during the ON-PEAK PERIOD's of the applicable season. The procedure for adjustments which shall be made by VENTURE using established correlations and/or vendor-based performance curves or data depicting capacity output of the COGENERATION FACILITY as a function of ambient temperature shall be submitted to PSE&G for approval. VENTURE shall provide PSE&G with all the information and calculations used to make such adjustments if so requested by PSE&G.

          Prevailing average ambient temperature for purposes of adjusting the applicable nominated or renominated capacity shall be determined from available meteorological data as measured at Newark International Airport, Newark, New Jersey.

                                   SECTION C

                            MONTHLY SERVICE CHARGE

          PSE&G shall charge VENTURE a monthly service charge for metering and administrative expenses, as set forth under the service charge portion of the applicable Purchased Electric Power tariff then on file with the NJBPU.

                                   SECTION D

                             RECOVERY OF PAYMENTS

          Each PARTY, having entered into this AGREEMENT in good faith, hereby waives all rights on its part now or hereafter to undertake any proceeding for the sole purpose of having the purchase rate, as calculated in this ARTICLE IV of this AGREEMENT, set aside as being unjust and unreasonable or of impairing or disallowing the full and timely recovery of any payment made by PSE&G under this AGREEMENT. Each PARTY recognizes, however, that subsequent to execution and approval of this AGREEMENT, if any legislative or judicial body or governmental agency having jurisdiction impairs or disallows the full and timely recovery of any payments made by PSE&G under this AGREEMENT for ratemaking purposes, then the PARTIES shall, within thirty (30) days thereafter, execute an amendment to this AGREEMENT implementing the appropriate purchase rate, which is that rate which the NJBPU or any successor will permit PSE&G to recover on a full and timely basis from its ratepayers. Such a revised purchase rate shall be effective as of the effective date of the legislative, judicial or governmental agency pronouncement requiring such a revised purchase rate. Such amendment and such revised rate shall be null and void ab initio in the event that any such legislative, judicial or governmental agency pronouncement is not upheld on appeal, and PSE&G shall, within thirty (30) days thereafter, pay to VENTURE the amount by which the payments which would have been made under the AGREEMENT in the absence of such amendment exceed the amount paid under such amendment.

          It is expressly agreed and understood that a prospective change in the amount or the calculation of PSE&G's avoided cost within the meaning of PURPA shall not give rise to a revision of the purchase price under this AGREEMENT unless any legislative or judicial body or governmental agency having jurisdiction disallows payments made by PSE&G hereunder for ratemaking purposes in accordance with the provision of this Section D.

          It is also expressly agreed and understood that this Section D does not in any way authorize or permit any legislative or judicial body or government agency having jurisdiction to impair or disallow the full, and timely recovery of any payments made by PSE&G under this AGREEMENT.

          PSE&G agrees to give notice to VENTURE of any challenge to the validity of the AGREEMENT or to the full and timely recovery of any payments under this AGREEMENT from its ratepayers in any regulatory or judicial proceeding, so as to permit VENTURE to intervene in such proceeding provided that the failure of PSE&G to give notice shall not be deemed a breach of this AGREEMENT so long as such failure was due to good faith error or omission; PSE&G further agrees to refrain from objecting or in any way opposing any application by VENTURE to intervene before any regulatory body or judicial forum, or otherwise fully participate before such body or forum, in which the validity or consequences of the AGREEMENT is subject to challenge. VENTURE and PSE&G further agree to use their best efforts to defend the AGREEMENT before such regulatory body or judicial forum.

                          SECTION E

            REPLACEMENT ENERGY AND CAPACITY COSTS

          Effective on January 1 of each year following the first full year after the DATE OF COMMERCIAL OPERATION, if VENTURE fails to generate and sell twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT to PSE&G, and if this AGREEMENT has not been terminated pursuant to ARTICLE XVI, VENTURE shall pay PSE&G Replacement Energy Costs and/or Replacement Capacity Costs as provided below:

1.  Replacement Energy Costs

    For the purposes of this Section E, VENTURE shall be deemed to have generated and sold a total amount of NET ELECTRICAL ENERGY to PSE&G at a level for all ON-PEAK PERIOD hours during the SUMMER SEASON and WINTER SEASON which shall be eighty-five percent (85%) of twenty-four and two tenths percent (24.2%) of the Net Seasonal Capacity nominated or renominated pursuant to Section C of ARTICLE II for such season, adjusted for the average ambient temperature, multiplied by all ON PEAK hours during such season (Average Generation). If twenty-four and two tenths percent (24.2%) of the actual amount of NET ELECTRICAL ENERGY delivered by VENTURE to PSE&G during all ON-PEAK PERIOD hours, for either the SUMMER SEASON or WINTER SEASON including any credits calculated pursuant to Subparagraph 3 of this Section E (Actual Generation) is less than the Average Generation, then VENTURE shall pay PSE&G Replacement Energy Costs equal to the number of kilowatthours by which the Average Generation exceeds the Actual Generation, multiplied by PSE&G's Cost of Replacement Energy. The Cost of Replacement Energy during the SUMMER SEASON or WINTER SEASON shall be the amount by which the projected average PJM Billing Rate, as shown on Exhibit 2, for all hours of such season during such year exceeds the Adjusted Base Rate in effect during such season.

2.  Replacement Capacity Costs

    For the purposes of this Section E, VENTURE shall be deemed to have provided Net Seasonal Capacity to PSE&G at an average level for all ON-PEAK PERIOD hours during the SUMMER SEASON and WINTER SEASON which shall be eighty-five (85%) of twenty-four and two tenths percent (24.2%) of the Net Seasonal Capacity then nominated or renominated pursuant to Section C of ARTICLE II for each season adjusted to the average ambient temperature (Average Capacity). The Average Capacity for the second and third full years which begin after the DATE OF COMMERCIAL OPERATION shall be based upon the actual capacity achieved for all the ON-PEAX PERIOD hours during the SUMMER SEASON and WINTER SEASON in the immediately preceding year. For all remaining years of this AGREEMENT Average Capacity will be based upon an average of the actual capacity during the SUMMER SEASONS and WINTER SEASONS respectively of the three immediately preceding years. If the actual amount of Net Seasonal Capacity provided by VENTURE to PSE&G during all ON-PEAK PERIOD hours during such season, including any credits calculated pursuant to Subparagraph 3 of this Section E (Actual Capacity) is less than the Average Capacity, then the capacity charge paid to VENTURE for such season shall be multiplied times the ratio of the Actual Capacity divided by the Average Capacity. The difference between the reduced capacity charge determined above and the actual capacity charge paid to VENTURE shall be refunded to PSE&G.

3.  Performance Waiver Provision

    In the event VENTURE shall incur (i) an event of Force Majeure in accordance with ARTICLE XII, or (ii) a curtailment in accordance with ARTICLE II, Section D(2), (3), (4), (5) or (6), then a credit towards VENTURE's Actual Generation (Generation Credit) during either the SUMMER SEASON or WINTER SEASON shall be calculated as follows:

          GC =  AG x (Nu divided by Nt) x (He divided by Ht)

   Where  GC = Generation Credit Per Affected Generator

          AG = Average Generation

          Nu = Nameplate Rating of Affected Generator

          Nt = Total Nameplate Rating of all Generators

          He = Lost ON-PEAK PERIOD Hours

          Ht = Total ON-PEAK PERIOD Hours

          In addition, should VENTURE incur an event described in (i) or (ii), as set forth above, then a credit towards VENTURE's Actual Capacity (Capacity Credit) shall be calculated as follows:

          CC = AC x (Nu divided by Nt) x (He divided by Ht)

    Where CC = Capacity Credit per Affected Generator

          AC = Average Capacity

4.        Payment of Replacement Energy and Capacity Costs

          Within sixty (60) days subsequent to the close of each season, PSE&G shall submit to VENTURE a Replacement Energy Cost and Replacement Capacity Cost Statement (Statement), setting forth the amount of any payment to be made by VENTURE to PSE&G pursuant to this ARTICLE IV, Section E. VENTURE shall make payment to PSE&G within thirty (30) days of the date of the Statement.

          This ARTICLE IV, Section E sets forth the methodology for calculating Replacement Energy Costs and Replacement Capacity Costs to be paid to PSE&G in the event VENTURE fails to fulfill certain performance obligations and if this AGREEMENT has not been terminated pursuant to ARTICLE XVI. The inclusion of such provision is not intended to create any express or implied right in VENTURE to terminate this AGREEMENT. Termination of this AGREEMENT by VENTURE, except as provided for in ARTICLE XVI or in the exercise of its rights under ARTICLE XVII following a determination that PSE&G has breached this AGREEMENT, shall constitute a breach of this AGREEMENT.

                                   SECTION F

                              SECURITY PROVISION

          1. A Payment Tracking Account, an illustration of which is made a part of this AGREEMENT as Exhibit 2, shall be established on the DATE OF COMMERCIAL OPERATION to define the cumulative difference between the projected payments to be made by PSE&G to VENTURE under this AGREEMENT (Projected Contract Payment) and the projected payments which would have been made if such payments were based on the PJM Billing Rate for energy and the PJM Capacity Deficiency Rate for capacity (hereinafter referred to as the PJM Price), as shown in Exhibit 2. The Payment Tracking Account shall not be funded, and any balance in the Payment Tracking Account shall accrue interest at a rate equal to the Prime Rate of The Chase Manhattan Bank, N.A., New York, New York, on January lst of each year but in no event shall the interest rate applied to this account exceed thirteen percent (13%).

          2. For each twelve (12) MONTH period (Period) after the DATE OF COMMERCIAL OPERATION, the Payment Tracking Account shall be calculated by PSE&G pursuant to Exhibit 2 as follows:

     (a) The difference (Difference Value) between the Projected Contract Payment (Rate A) and the PJM Price (Rate B) shown in column headed Rate A - Rate B, is fixed, for the term of the AGREEMENT, as shown for each year.

     (b) The Energy column is shown for illustrative purposes only, and twenty-four and two tenths percent (24.2%) of the actual NET ELECTRICAL ENERGY delivered and sold to PSE&G for each Period will be used to calculate the annual amount to be included in the Payment Tracking Account.

     (c) The interest rate shown in the Cumulative column is shown for illustrative purposes only. The interest rate to be applied annually to the balance in the Cumulative column is specified in Paragraph 1 of this Section F.

     (d) The Cumulative amount in the Payment Tracking Account at the end of the first Period will be determined by multiplying the Difference Value (cents/kWh) for year one (1) by twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL ENERGY actually delivered and sold to PSE&G during the Period.

     (e) The Cumulative amount for each subsequent Period will be the algebraic sum of the (i) Cumulative amount in the Payment Tracking Account at the start of each Period; (ii) interest rate multiplied by the cumulative amount in the Payment Tracking Account from (i) above;
          (iii) Difference Value for that Period from (a), multiplied by twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL ENERGY actually delivered and sold to PSE&G during such Period minus (iv) all Replacement Energy Payments during such Period under this ARTICLE IV, Section E.

          3. The Payment Tracking Account shall be closed at the end of the Period in which the account equals zero or has a credit balance. If the Payment Tracking Account has not been closed by the end of the initial term of this AGREEMENT, VENTURE shall at VENTURE's option either: (1) pay any credit balance due to PSE&G and the Payment Tracking Account shall thereupon be closed; or (2) continue sales to PSE&G from the PROJECT under terms that will reduce the balance due to PSE&G to zero over a maximum period of five (5) years which terms may include, at VENTURE's request provided notice is given at least three (3) years prior to the end of the initial term of this AGREEMENT and with PSE&G's and NJBPU's approval, the sale of the entire output of the COGENERATION FACILITY to PSE&G as long as such sales to PSE&G shall be for not less than one (1) year in duration; provided, however, that if this AGREEMENT is terminated prior to the end of the initial term specified in ARTICLE III following a breach of this AGREEMENT by VENTURE, VENTURE shall pay any balance in the Payment Tracking Account to PSE&G over the remaining years of the initial term of this AGREEMENT or over a five (5) year period, whichever is shorter, including interest that will accumulate as long as a balance exists in the Payment Tracking Account. The Payment Tracking Account shall be deemed closed at such time as VENTURE has repaid all such monies to PSE&G.

          Notwithstanding the foregoing, if this AGREEMENT is terminated prior to the end of the initial term specified in ARTICLE III following a breach by PSE&G resulting in termination of the AGREEMENT, VENTURE shall pay PSE&G the amount, if any, by which any balance in the Payment Tracking Account exceeds the damages found to be due to VENTURE as a result of such default. VENTURE shall not be required to make any such payments following a default by PSE&G until there has been a final determination of the amount of damages due to VENTURE (Determination Date). Following the Determination Date, any amount due to PSE&G shall be paid ratably during the period of time between the Determination Date and the date on which, based on circumstances in existence as of such date, the Payment Tracking Account would have terminated if PSE&G had not defaulted. The unpaid portion of such an amount due PSE&G shall bear interest at the rate specified in Paragraph 1 of this Section F.

          4. To secure the obligation of VENTURE described in this Section F, VENTURE shall provide security in accordance with the terms of this paragraph 4.

     (a) Definitions. When used in this paragraph 4, the following terms shall have the respective meanings set forth below:

          (1) Contract Security Schedule - The Schedule prepared by VENTURE pursuant to Subparagraph (d) of this Paragraph 4.

          (2) Fair Market Value - The Fair Market Value of the COGENERATION FACILITY determined pursuant to Subparagraph (c) of this Paragraph 4.

          (3) Lien - A lien or other security interest in the COGENERATION FACILITY created in connection with the financing or refinancing of the COGENERATION FACILITY and secured by the COGENERATION FACILITY.

          (4) PSE&G Security Value - At any time, the PSE&G Security Value shall be the Fair Market Value of the COGENERATION FACILITY less the outstanding principal amount of any obligation secured by a Lien.

     (b) In order to secure the repayment obligation of VENTURE under this Section F, VENTURE will provide security in the form of a letter of credit satisfactory to PSE&G for ten percent (10%) of any balance in the Payment Tracking Account in any Period. VENTURE may propose other forms of security in lieu of the letter of credit required under this Subparagraph (b) of Paragraph 4, which other forms may include insurance, performance bonds, or corporate guarantees or any combination thereof. The acceptance or rejection of such proposal shall be at PSE&G's sole discretion.

     (c) Valuation.

         (1) For the purposes of this Paragraph 4, the Fair Market Value of the COGENERATION FACILITY at any time shall be the summation of (a) the present value of projected future earnings, before interest and income taxes, (hereinafter referred to as EBIT), for each year, or fraction thereof, of the remaining initial term of the AGREEMENT and (b) the Residual Value of the COGENERATION
             FACILITY. The present value of the EBIT for each remaining year or fraction thereof shall be determined using a discount factor based on PSE&G's then current incremental cost of capital for that year. The cost of capital will be the blended cost, reflecting the cost of debt and equity to PSE&G on an after tax basis and shall be determined in accordance with generally accepted accounting principles by outside financial auditors normally used by PSE&G.

              EBIT shall be calculated by subtracting projected operating expenses from projected revenues. Projected revenues shall be the projected payments to VENTURE under this AGREEMENT, plus any other projected payments made by third parties to VENTURE from the operation of the COGENERATION FACILITY pursuant to the contracts which would inure to the benefit of a purchaser of the COGENERATION FACILITY. Projected operating expenses shall mean projected costs to VENTURE for the following items:

         (i)   Fuel

         (ii) COGENERATION FACILITY administrative, management, operating and maintenance personnel whose place of work is the COGENERATION FACILITY, including all required benefits and employee-related overheads.

         (iii) Maintenance materials and supplies and spare parts.

         (iv) Expenses for subcontract maintenance and third party services related to operating and maintaining the COGENERATION FACILITY.

         (v)   Cost of insurance maintained by the COGENERATION FACILITY.

         (vi)  Taxes paid to the City of Bayonne and/or County of Hudson.

               The Residual Value of the COGENERATION FACILITY at any time shall be based on the value of its equipment and other components when dismantled and sold into the used equipment market. For the purposes of this Subparagraph (c) of Paragraph 4, the Residual Value shall not reflect any potential future earnings of the COGENERATION FACILITY even if it had useful life remaining and were to remain in place at the property of BAYONNE.

               Notwithstanding the foregoing, upon consent of PSE&G, such consent not to be unreasonably withheld, the Residual Value may reflect potential future earnings of the COGENERATION FACILITY beyond the initial term of this AGREEMENT provided that VENTURE provides evidence satisfactory to PSE&G that: (i) the COGENERATION FACILITY has sufficient remaining useful life beyond the primary term, and that (ii) a willing or legally obligated purchaser of power exists who would pay for such power at rates which would produce a positive EBIT. Such evidence shall be deemed satisfactory if submitted to PSE&G by an appraiser mutually acceptable to the PARTIES.

               VENTURE shall develop without the use of outside appraisers the projected revenues and expenses as well as the Residual Value. VENTURE will present its projections to PSE&G, such findings to be based on actual information from past operating performance including revenues, energy generation revenues received and expenses incurred for the COGENERATION FACILITY.

               PSE&G will accept VENTURE'S projections if its own projections of the present value of future EBITS and Residual Value do not differ from those of VENTURE by more than ten percent (10%). PSE&G will review its projections and supporting data with VENTURE. If PSE&G projections differ by more than ten percent (10%), the determination of the Fair Market Value shall be made by an independent appraiser mutually acceptable to the PARTIES which shall be binding on both PARTIES.

    (2) Determination of the Fair Market Value of the COGENERATION FACILITY shall be made within thirty (30) days of the DATE OF COMMERCIAL OPERATION, and thereafter when required by PSE&G but no more frequently than once each Period. Except as provided in subparagraph
         (3) of this Paragraph (c), the cost of any such appraisal shall be paid by VENTURE.

    (3) Either PARTY may request an appraisal of the COGENERATION FACILITY in addition to that specified in Subparagraph (2) of this Paragraph (c) above provided, however, that the cost of any such appraisal if requested by PSE&G shall be borne by PSE&G.

     (d) Contract Security Schedule: Within thirty (30) days of the DATE OF COMMERCIAL OPERATION, and on each occasion when PSE&G requires a valuation in accordance with Subparagraph (2) of Paragraph (c) of this Section F, 4 until the end of the period in which the Payment Tracking Account has a credit balance, VENTURE shall prepare and submit to PSE&G a Contract Security Schedule showing, for the following year, the following information:

                (1)  The Fair Market Value of the COGENERATION FACILITY.

                (2)  The PSE&G Security Value.

          If at any time the PSE&G Security Value is less than one hundred fifty percent (150%) of the balance in the Payment Tracking Account, PSE&G may at its option require VENTURE to provide and maintain a letter of credit satisfactory to PSE&G with regard to the amount by which the PSE&G Security Value is less than one hundred fifty percent (150%) of the balance in the Payment Tracking Account. To the extent that such amounts are not covered by any letter of credit or other security provided pursuant to Subparagraph (b) of this Section F, 4, VENTURE may propose other forms of security in lieu of the letter of credit otherwise required pursuant to this Subparagraph (d) of Paragraph 4 which other forms may include insurance, performance bonds, or corporate guarantees or any combination thereof. The acceptance or rejection of such proposal shall be at PSE&G's sole discretion.

                                   ARTICLE V

                              BILLING AND PAYMENT

          After the DATE OF COMMERCIAL OPERATION, PSE&G shall read its recording meter(s) at the COGENERATION FACILITY MONTHly to determine the amount of payment to be made to VENTURE for any MONTH in accordance with the provisions of ARTICLE IV and shall thereafter prepare and present to VENTURE, on or before the last day of the subsequent MONTH, a statement and payment by wire transfer for twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT delivered to PSE&G during the MONTH. Such statement shall indicate the total kilowatthours delivered and sold to PSE&G during the MONTH for both the ON-PEAK PERIOD and the OFF-PEAK PERIOD, the Monthly Energy Charge, the Monthly Capacity Charge and the Monthly service Charge as set forth in ARTICLE IV.

          If the payment is not received by the due date specified above, PSE&G shall pay to VENTURE an interest charge on unpaid amounts which shall accrue daily from the due date until the date upon which payment is made at the then current late payment charge for commercial customers prescribed in PSE&G's Tariff for Electric Service, Standard Terms and Conditions as may be amended from time to time.

          In the event VENTURE disputes any statement,

VENTURE shall present the dispute in writing and submit supporting documentation to PSE&G within a thirty (30) day period from receipt of such statement. Upon receipt of notice of the dispute and supporting documentation, PSE&G shall have thirty (30) days from receipt of such notice to resolve any dispute with VENTURE. In the event the dispute is not resolved within the thirty (30) day period, either PARTY may submit the matter to arbitration for resolution in accordance with ARTICLE XVII. The disputed amount of any statement disputed by VENTURE, in accordance with the provisions of this ARTICLE V, which is ultimately determined to be due and owing by PSE&G to VENTURE, from the date originally due shall, until payment, accrue interest at the then current late payment charge for commercial customers prescribed in PSE&G's Tariff for Electric Service, Standard Terms and Conditions as may be amended from time to time.

                                  ARTICLE VI

                            OPERATIONS COORDINATION

          During any term of this AGREEMENT, VENTURE shall use best efforts to coordinate the operation of the PROJECT with the operation of the PUBLIC SERVICE SYSTEM. To discharge its best efforts obligation to coordinate operation of the PROJECT with the PUBLIC SERVICE SYSTEM, VENTURE shall: (i) maintain a power factor at or as near unity as practicable at the RECEIPT POINT, unless requested otherwise by PSE&G; (ii) control its voltage and speed to values acceptable to PSE&G consistent with sound utility practice; (iii) coordinate its relaying and fusing so as to conform with PSE&G's system protection practices, in effect from time to time; (iv) maintain the PROJECT in a safe and reliable operating condition; (v) submit to PSE&G the MONTHLY schedules and estimates required by this ARTICLE VI; and (vi) perform such other actions, as may be reasonably requested by PSE&G, to enable PSE&G to (a) operate the PUBLIC SERVICE SYSTEM in a safe and reliable manner; and (b) operate the PUBLIC SERVICE SYSTEM so as to discharge PSE&G's statutory obligations to provide safe, adequate and proper service to its retail and sale-for-resale customers. Each PARTY shall use its best efforts to operate the COGENERATION FACILITY and the PUBLIC SERVICE SYSTEM with due regard for the PUBLIC SERVICE SYSTEM and the COGENERATION FACILITY.

          As of the DATE OF COMMERCIAL OPERATION, VENTURE shall provide to PSE&G by the first (1st) day of each MONTH the following: (i) an hourly schedule of the estimated NET ELECTRICAL CAPACITY VENTURE plans to supply to the RECEIPT POINT for acceptance and purchase by PSE&G in the succeeding MONTH; (ii) an estimate of the generation of NET ELECTRICAL ENERGY which VENTURE plans to supply to the RECEIPT POINT for acceptance and purchase by PSE&G in the succeeding MONTH; (iii) an estimate of the generation of NET ELECTRICAL ENERGY which VENTURE plans to supply to the RECEIPT POINT for acceptance and purchase by PSE&G for the succeeding twelve (12) MONTHS; and (iv) the names and telephone numbers of responsible management level employees for contact by PSE&G personnel at any time during the succeeding MONTH relative to any matter arising out of, relating to, or resulting from PSE&G's obligation to provide service to VENTURE under this AGREEMENT. In addition, VENTURE shall furnish to PSE&G annually a schedule of planned maintenance and/or repair activities for the succeeding thirty-six (36) MONTHS. VENTURE agrees to use its best efforts to schedule planned maintenance only during the MONTHS of October, November, March, April and May.

          VENTURE agrees to notify PSE&G of its planned maintenance at least one
(1) MONTH prior to a scheduled outage. PSE&G will review the effect of the proposed schedule on the overall maintenance schedules of PJM and PSE&G and advise VENTURE of problems that may be created by VENTURE's scheduled outage within ten (10) days of receipt of VENTURE's notice and suggest reasonable alternative schedules.

          Except in an emergency, VENTURE shall give prior notice of not less than eight (8) hours for any anticipated outage other than planned maintenance. VENTURE agrees to attempt to give notice to PSE&G as soon as practical in the event of emergencies or other unanticipated outages.

          VENTURE shall complete regular and required maintenance, testing and inspections of the COGENERATION FACILITY substantially in accordance with manufacturer's standard recommendations.

          VENTURE shall not violate any code, regulation and/or statute applicable to the construction, installation, or operation of the interconnection equipment and protective devices on VENTURE's side of the RECEIPT POINT which violation is adverse to PSE&G.

          VENTURE shall maintain and classify (in a timely manner) outage statistics in accordance with the then current PJM interconnection outage classification procedures and shall supply such statistics to PSE&G as requested.

          Pursuant to and consistent with VENTURE's obligation to coordinate operation of the PROJECT with the operation of the PUBLIC SERVICE SYSTEM, VENTURE shall install and maintain, at its expense, during any term of this AGREEMENT, a telephone line reserved for communication by and between PSE&G operating personnel and VENTURE operating personnel.

          PSE&G shall use best efforts to coordinate PUBLIC SERVICE SYSTEM maintenance, repair, rearrangement, relocation, removal or reinforcement activities with VENTURE's planned maintenance of the COGENERATION FACILITY so as to minimize any interruption, curtailment or reduction of acceptance of the COGENERATION FACILITY's NET ELECTRICAL POWER OUTPUT; provided, however, the scheduling, implementation and conduct of such activities by PSE&G shall remain within the sole discretion of PSE&G. PSE&G will provide a schedule of planned maintenance to VENTURE as soon as is practicable after such a schedule is available for distribution.

                                  ARTICLE VII

                  NET ELECTRICAL POWER OUTPUT SPECIFICATIONS

          The NET ELECTRICAL POWER OUTPUT supplied by VENTURE to the RECEIPT POINT for receipt by PSE&G during the term of this AGREEMENT shall be at a nominal voltage of 138,000 volts, 60 hertz, balanced three-phase alternating current produced by synchronous generator(s) equipped with automatic voltage regulation and automatic speed control. The NET ELECTRICAL POWER OUTPUT shall be free from harmonics which would interfere with PSE&G's metering accuracy, the PUBLIC SERVICE SYSTEM, or the quality of PSE&G's service to its retail and sale-for-resale customer loads. In no event shall the operation of the COGENERATION FACILITY result in total harmonic distortion as defined by NEMA MG 1-22, as revised, greater than five percent (5%) of the fundamental component as measured at the POINT OF INTERCONNECTION.

                                 ARTICLE VIII

                               METERING/RECORDS

          PSE&G shall install, own, operate and maintain an electricity recording meter at the SUBSTATION FACILITY which, in the judgment of PSE&G, is required or necessary to enable PSE&G to make an accurate measurement of the quantity of NET ELECTRICAL POWER OUTPUT received at the RECEIPT POINT from the COGENERATION. The electricity recording meter shall be the same meter as provided in and in accordance with ARTICLE XII of the TRANSMISSION AGREEMENT.

          Unless otherwise agreed to by PSE&G and VENTURE and/or except as otherwise provided in the TRANSMISSION AGREEMENT and this AGREEMENT, PSE&G's electricity recording meter shall be utilized for the determination of the payments reflected in any billing statement submitted to VENTURE under this AGREEMENT.

                                  ARTICLE IX

                       USE OF THE PUBLIC SERVICE SYSTEM

          The nature and extent of and the terms and conditions relating to VENTURE's use of the PUBLIC SERVICE SYSTEM are set forth in their entirety in this AGREEMENT and the TRANSMISSION AGREEMENT. Except as otherwise provided in and pursuant to the terms and conditions of any applicable PSE&G tariff on file with the NJBPU or the FERC, VENTURE shall not be permitted to use the PUBLIC SERVICE SYSTEM nor shall PSE&G be obligated to provide any service to VENTURE, other than as provided in this AGREEMENT and the TRANSMISSION AGREEMENT. Any rights to or interest in the PUBLIC SERVICE SYSTEM which VENTURE has or may claim as a result of this AGREEMENT shall cease or expire upon termination of this AGREEMENT.

                                   ARTICLE X

                           DEDICATION OF FACILITIES

          No undertaking by PSE&G under any provision of this AGREEMENT shall constitute the dedication to VENTURE or to the public of the PUBLIC SERVICE SYSTEM.

                                  ARTICLE XI

                                   LIABILITY

          Neither PARTY nor its officers, directors, partners, agents, servants, employees, affiliates, parent, subsidiaries or respective successors or assigns shall be liable to the other PARTY (except for Replacement Energy and Capacity Costs as provided for in ARTICLE IV of this AGREEMENT or as otherwise specifically provided in this AGREEMENT) for claims for incidental, special, direct, indirect or consequential damages (Damages) whether such Damages claim is based on a cause of action based in warranty, negligence, strict liability, contract, operation of law or otherwise except where such claim for Damages arises out of, relates to or results from the gross negligence of such PARTY or the willful disregard by a PARTY of its obligations under this AGREEMENT; provided, however, each PARTY shall have the right to seek to recover from the other PARTY direct damages upon the occurrence of a breach of this AGREEMENT as defined in and which has been established pursuant to and in accordance with
ARTICLE XVI of this AGREEMENT.

                                  ARTICLE XII

                                 FORCE MAJEURE

          An event of Force Majeure as used herein means an event beyond the reasonable control of and which occurs without the fault or negligence of the PARTY claiming Force Majeure which events may include but are not limited to: acts of God; strikes, lockouts or other similar such industrial disturbances; acts of the public enemy, wars, civil disturbances, blockades, military actions, insurrections or riots; landslides, floods, washouts, lightning, earthquakes, tornadoes, hurricanes, blizzards or other storms or storm warnings; explosions, fires, sabotage or vandalism; mandates, directives, orders or restraints of any governmental, regulatory or judicial body or agency (other than mandates, directives, orders or restraints either sought, approved or not contested by the PARTY asserting Force Majeure or issued in any bankruptcy or insolvency proceeding for the relief of the PARTY asserting Force Majeure); breakage, defects, malfunctioning, or accident to machinery, equipment, materials or lines of pipe or wires; freezing of machinery, equipment, materials or lines of pipe or wires; inability or delay in the obtaining of materials or equipment; inability to obtain or utilize any permit, approval, easement, license or right-of-way. The settlement of strikes, lockouts or other similar such industrial disturbances shall be entirely within the discretion of the PARTY directly affected. The requirement herein that any event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other similar such industrial disturbances when such course is, in the opinion of the PARTY directly affected, inadvisable.

          Notwithstanding this ARTICLE XII, for purposes of determining VENTURE's payment of Replacement Energy and Replacement Capacity Costs as provided in ARTICLE IV, Section E, an event of Force Majeure shall not include equipment failures due to (a) ordinary wear and tear and (b) defects in manufacture, design or construction.

          In the event PSE&G or VENTURE is rendered unable, wholly or in part, by an event of Force Majeure, to perform any obligation it has under this AGREEMENT, it is agreed that, on PSE&G or VENTURE giving notice and full particulars of such event of Force Majeure to the other PARTY, as soon thereafter as practicable, the obligations of PSE&G or VENTURE, so far as they are affected by such event of Force Majeure, shall be suspended during the continuance of any inability or incapacity so caused, but for no longer period; provided however, neither PARTY shall be relieved from any obligation to make payment to the other for expenses already incurred. PSE&G or VENTURE shall use best efforts to remedy the cause of such inability or incapacity with all reasonable dispatch.

          Neither PARTY shall be liable to the other for any claims, losses, damages, liabilities or expenses sustained or incurred by PSE&G or VENTURE, arising out of, relating to, or resulting from PSE&G's or VENTURE's inability or incapacity to perform its obligations under this AGREEMENT due to any event of Force Majeure, as herein defined.

                                 ARTICLE XIII

                                INDEMIFICATION

          Each PARTY shall indemnify and hold harmless the other PARTY and each and every of its officers, directors, partners, agents, servants, employees, affiliates, parent, subsidiaries or respective successors and assigns of, from and against any and all claims, demands and suits, actions, and liabilities, losses, damages, and/or judgments, which may arise therefrom, as well as against any fees, costs, charges or expenses which PSE&G or VENTURE, its officers, directors, partners, agents, servants, employees, affiliates, parent, subsidiaries or respective successors and assigns, incur in the defense of any such claims, suits, actions or similar such demands made or filed by any third-party, which in any manner arise out of, relate to, or result from negligence, strict liability or breach of this AGREEMENT by the indemnifying PARTY including but not limited to the design, construction, engineering, installation, operation, maintenance, repair, replacement, supervision, inspection, testing, protection, reinforcement, reconstruction, decommissioning, removal, use, control or ownership of its facilities.

          In case a claim is asserted or action brought against either PARTY as to which it believes it is entitled to indemnification under this ARTICLE XIII, the PARTY seeking indemnification shall promptly notify the other in writing of such claim or action. Prompt notice as contemplated in the preceding sentence shall mean such notice as would be required to enable the indemnitor to assert and prosecute appropriate defenses relative to such claim or such action in a timely fashion. If the PARTY seeking indemnification fails to give the other PARTY prompt notice of any claim or action as provided in this ARTICLE XIII, that PARTY shall have no obligation to indemnify pursuant to this ARTICLE XIII. Upon receipt of such notice request for indemnification, that PARTY shall promptly make a determination of whether it believes it is required to indemnify and shall promptly notify the PARTY seeking indemnification in writing of that determination. If the PARTY to whom such notice and request is directed determines that it is required to indemnify the other PARTY pursuant to this
ARTICLE XIII, it shall Assume the defense of such claim or action, including the employment of counsel and shall assume thereafter the payment of all costs and expenses relative to the defenses of such claim or action. The non-indemnifying PARTY shall cooperate in all reasonable respects with the indemnifying PARTY in the defense of such claim or action. The non-indemnifying PARTY shall have the right, at its own expense, to employ separate counsel in any such action and to participate in the defense thereof. The indemnifying PARTY shall not be liable for any settlement of any such claim or action effected without its consent. Before settling any claim or action, the indemnifying PARTY shall demonstrate to the other that it has sufficient financial means or has made adequate arrangements to make all payments under any such settlement as and when due.

                         ARTICLE XIV

                          INSURANCE

1. As of the DATE OF COMMERCIAL OPERATION, VENTURE shall obtain and maintain in force as hereinafter provided to the extent commercially available on reasonable terms:

    (a) comprehensive general liability insurance, including contractual liability coverage with a combined single limit of not less than five million dollars ($5,000,000) for each occurrence;

    (b) workmen's compensation or employee's liability insurance policy in accordance with applicable New Jersey statutory requirements; and

    (c) property insurance covering physical loss or damage to the COGENERATION FACILITY which shall include the following:

          (i) "boiler and machinery" property damage insurance with respect to damage to the machinery, plant, equipment, storage facilities or similar apparatus included in the COGENERATION FACILITY from risks normally insured against under machinery policies in an amount equal to the replacement value of such machinery, plant, equipment, storage facilities or similar apparatus; and

         (ii) business interruption insurance to provide coverage against loss resulting from interruption of business and consequent reduction in gross revenues caused by damage to the COGENERATION FACILITY and extra expense incurred to continue the normal operation of business following such damage in an amount at least equal to one
              (1) year's gross operating revenues, minus non-continuing expenses, including (to the extent commercially available) coverage against loss resulting from interruption of business arising because of damage to boilers and machinery.

     Such property insurance may include deductible amounts for the account of VENTURE not to exceed the following:

          (1) all-risk property coverage - $250,000;

          (2) boiler and machinery - $250,000 except $250,000 per occurrence with respect to the gas turbines; $250,000 with respect to the steam turbine and $1.00 per KVA for the transformers; and

          (3) business interruption coverage - 60 days.

2. The insurance carrier or carriers and form of policy shall be subject to prior review and approval of PSE&G to assure compliance with provisions of Paragraph 1 above, and shall be furnished by VENTURE to PSE&G within thirty (30) days of the DATE OF COMMERCIAL OPERATION and thereafter on or before January 1 of each year until this AGREEMENT is terminated. VENTURE hereby agrees to provide PSE&G with at least thirty (30) days notice of:

    (a) the cancellation of any policy of insurance required by this ARTICLE XIV; or

    (b) the reduction of any coverage below the levels required by this ARTICLE XIV.

    VENTURE shall also provide to PSE&G evidence of satisfactory workmen's compensation coverage.



3. Within thirty (30) days of the DATE OF COMMERCIAL OPERATION, VENTURE shall furnish a certificate of insurance to PSE&G which certificate shall provide that such insurance shall not be terminated nor expire except upon thirty (30) days prior written notice to PSE&G, and shall bear in substance the following clauses:

     (a) In consideration of the premium charged, PSE&G is named as an additional insured in accordance with the terms of said policy and for acts and or omissions that are solely and directly caused by VENTURE on VENTURE's comprehensive general liability insurance with respect to all covered liabilities arising out of VENTURE's use and ownership of the COGENERATION FACILITY.

     (b) The inclusion of more than one insured under this policy shall not operate to impair the rights of one insured against another insured; and the coverages afforded by this policy will apply as though separate policies had been issued to each insured. The inclusion of more than one insured will not, however, operate to increase the limit of the carriers' liability. PSE&G will not, by reason of its inclusion under this policy, incur liability to the insurance carrier for payment of premium for this policy.

     (c) Any other insurance carried by PSE&G which may be applicable shall be deemed excess insurance and VENTURE's insurance primary for all purposes despite any conflicting provision in VENTURE's policy to the contrary.

     (d) It is expressly agreed and understood that the insurer(s) of the COGENERATION FACILITY, naming PSE&G as an additional insured, shall waive any right it has to subrogation with respect to PSE&G.

4. VENTURE shall maintain such insurance in effect for so long as the COGENERATION FACILITY is operated in parallel with PSE&G's electric system. If VENTURE fails to comply with the provisions of this ARTICLE XIV, Paragraph 4, VENTURE shall, at its own cost, defend, indemnify, and hold harmless PSE&G, its directors, officers, employees, agents, assigns, and successors in interest from and against any and all loss, damage, claim, cost, charge, or expense of any kind of nature (including direct, indirect, or consequential loss, damage, claim, cost, charge, or expense, including attorney's fees and other costs of litigation) resulting from the death or injury to any person or damage to any property, including the personnel and property of PSE&G, to the extent that PSE&G would have been protected had VENTURE complied with all of the provisions of this ARTICLE XIV.

                                  ARTICLE XV

                                  WARRANTIES

         Except with respect to any lien possessed by a FINANCIER, VENTURE warrants and shall be obligated to supply to this RECEIPT POINT twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT free and clear of any liens and/or adverse claims which might attach to such NET ELECTRICAL POWER OUTPUT prior to its delivery and sale to PSE&G. VENTURE agrees to indemnify and hold harmless

PSE&G against any and all claims, demands, suits, actions, costs, and liabilities, damages, losses and/or judgments arising out of, relating to or resulting from any such adverse claim or lien, as well as against any fees, costs, charges or expenses which PSE&G might incur in the defense of any such claim, suit, action or similar such demand made or filed by such person, its successors or assigns, asserting such adverse claim. In effecting the right of or obligation to indemnify pursuant to and in accordance with the provisions of this ARTICLE XV the procedural provisions set forth in ARTICLE XIII of this AGREEMENT shall govern.

                         ARTICLE XVI

           EVENTS OF DEFAULT AND BREACH OF CONTRACT

                          SECTION A

                      DEFAULT BY VENTURE

          VENTURE shall be in default under this AGREEMENT upon the happening or occurrence of any of the following events or conditions, each of which shall be deemed to be an "Event of Default," and each of which shall be considered a breach of contract for purposes of this AGREEMENT unless (i) it is cured in accordance with the provisions specified below, and (ii) VENTURE compensates PSE&G for any direct damages which PSE&G suffers as a result of such default.

     1. VENTURE breaches or fails to observe or perform, any of the obligations, covenants, conditions, services or responsibilities under this AGREEMENT, unless, within thirty (30) days after written notice from PSE&G specifying the nature of such breach or failure, VENTURE either cures such breach or failure or, if such cure cannot be completed within thirty (30) days, commences and diligently pursues such cure.

     2. There is an assignment for the benefit of VENTURE's creditors, or VENTURE is adjudged bankrupt, or a petition is filed by or against VENTURE under the provisions of any state insolvency law or under the provisions of the Federal Bankruptcy Code, or the business or principal assets of VENTURE are placed in the hands of a receiver, assignee or trustee, or VENTURE is dissolved, or VENTURE's existence is terminated, or its business is discontinued; provided, however, that the events described in this Paragraph 2 shall not constitute an Event of Default or otherwise affect the validity of this AGREEMENT, so long as the terms, covenants and conditions of this AGREEMENT on the part of VENTURE are performed, and in such event, this AGREEMENT shall continue to remain in full force in accordance with the terms herein contained.

     3. VENTURE takes any actions which prevent PSE&G from performing any of the obligations, covenants, conditions, responsibilities or services under this AGREEMENT, unless, within thirty (30) days after written notice from PSE&G specifying the nature of such action or failure to act, VENTURE either cures such action or failure to act, or, if a cure cannot be completed within thirty (30) days, submits a plan to cure which is acceptable to PSE&G and commences and diligently pursues such plan.

     4. VENTURE, subsequent to the DATE OF COMMERCIAL OPERATION, fails to deliver electric power to PSE&G for two hundred forty (240) days of three hundred sixty-five (365) consecutive days for any reason other than Force Majeure or a curtailment in accordance with ARTICLE II, Section D(2), (3), (4), (5) or (6) of this AGREEMENT.

                                   SECTION B

                               DEFAULT BY PSE&G

        PSE&G shall be in default under this AGREEMENT upon the happening or occurrence of any of the following events or conditions, each of which shall be deemed to be an "Event of Default" and each of which shall be considered a breach of contract for purposes of this AGREEMENT unless (i) it is cured in accordance with the provisions specified below, and (ii) PSE&G compensates VENTURE for any direct damages which VENTURE suffers as a result of such default.

     1. PSE&G breaches or fails to observe or perform any of the obligations, covenants, conditions, services or responsibilities under this AGREEMENT, unless within thirty (30) days after written notice from VENTURE specifying the nature of such breach or failure, PSE&G either cures such breach or failure, or, if such cure cannot be completed within thirty
        (30) days, commences and diligently pursues such cure.

     2. PSE&G fails to accept deliveries of electricity from the COGENERATION FACILITY for any reason other than a reason permitted under ARTICLE II or ARTICLE XII of the AGREEMENT and such failure continues for a period of thirty (30) days following receipt of notice of such failure.

     3. There is an assignment for the benefit of PSE&G's creditors, or PSE&G is adjudged bankrupt, or a petition is filed by or against PSE&G under the provisions of any state insolvency law or under the provisions of the Federal Bankruptcy Code, or the business or principal assets of PSE&G are placed in the hands of a receiver, assignee or trustee, or PSE&G is dissolved, or PSE&G's existence is terminated, or its business is discontinued; provided, however, that the events described in this Paragraph 3 shall not constitute an Event of Default or otherwise affect the validity of this AGREEMENT, so long an the payment for twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT delivered by the VENTURE to PSE&G as provided under ARTICLE IV hereof continues to be paid and the terms, covenents and conditions of this AGREEMENT on the part of PSE&G are performed, and in such event, this AGREEMENT shall continue to remain in full force in accordance with the terms herein contained.

     4. PSE&G takes any actions which prevent VENTURE from performing any of the obligations, covenants, conditions, responsibilities or services under this AGREEMENT, unless within thirty (30) days after written notice from VENTURE specifying the nature of such action or failure to act, PSE&G either cures such action or failure to act, or, if such cure cannot be completed within thirty (30) days, submits a plan to cure which is acceptable to VENTURE and commences and diligently pursues such cure.

     5. PSE&G fails to pay, when due, the payment provided under ARTICLE IV, and such failure continues for a period of ten (10) days following the receipt by PSE&G of notice of such failure; provided, however, PSE&G shall not be considered in default if (i) it has paid the undisputed portion of any payment due under this AGREEMENT and (ii) the PARTIES are in the process of resolving any disputed portion in accordance with the terms set forth in ARTICLE V of this AGREEMENT.

                                   SECTION C

                                   REMEDIES

          In the event a PARTY claims that an Event of Default has occurred, such PARTY shall provide the other

PARTY with written notice thereof (hereinafter referred to as Notice of Breach). The Notice of Breach shall state the basis for such claim and any remedy sought. The PARTIES shall have thirty (30) days within which to resolve the dispute via negotiation. If within such thirty (30) day period after service of the Notice of Breach, the PARTIES are unable to resolve their differences by negotiation, either PARTY shall have the right to submit the dispute for resolution either to arbitration pursuant to ARTICLE XVII or to any regulatory body having jurisdiction.

          The nature and extent of any damage incurred or sustained by the non-breaching PARTY, as a result of any Event of Default shall be determined and calculated as of the date the Event of Default commenced.

          Except as otherwise provided in ARTICLE V and ARTICLE XVI of this AGREEMENT, neither PARTY shall refuse to make, suspend or delay any payment(s) otherwise required to be made under this AGREEMENT or refuse to carry out any of its obligations under this AGREEMENT for or on account of or as a result of an alleged breach of this AGREEMENT or Event of Default.

          Any waiver by a PARTY of any breach or Event of Default shall be deemed to extend only to the particular breach or Event of Default waived and shall not limit or otherwise affect any right(s) that such PARTY may have with respect to any other or future breach or Event of Default, whether of a similar or different nature.

                         ARTICLE XVII

                         ARBITRATION

          Any controversy, dispute or claim between the PARTIES to this AGREEMENT, which the PARTIES are unable to resolve by negotiation or over which any regulatory body lacks jurisdiction, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), then in effect, and the provisions of this ARTICLE XVII. If arbitration is chosen by either PARTY, no suit at law which seeks to resolve any controversy, dispute or claim which is the subject of this arbitration proceeding between the PARTIES shall be instituted by either PARTY hereto, except where such suit is instituted to confirm an arbitration award received pursuant to this ARTICLE XVII. However, nothing contained herein shall deprive either PARTY of any right to: (i) obtain injunctive or other equitable relief in any court in the State of New Jersey, on an interim basis in accordance with
ARTICLE XVIII of this AGREEMENT or otherwise pending disposition of the arbitration of any controversy, dispute or claim if such relief is available under applicable principles of law and equity; and/or (ii) assert any crossclaim or third-party claim in any suit at law instituted by a third-party; and/or
(iii) file and prosecute
any complaint at and with the regulatory agency having jurisdiction or make and prosecute any claim or position in any filing made with such regulatory agency by either PARTY or some third-party.

          Except as provided under ARTICLE XVIII, any controversy, dispute or claim submitted to arbitration shall be settled by arbitration in Newark, New Jersey in accordance with the laws of the State of New Jersey. Any award entered pursuant to such arbitration shall be binding on both PARTIES and judgment upon the award rendered or received may be entered in the Superior Court of the State of New Jersey pursuant to N.J.S.A. 2A:24-1 et seq.

          Exclusive jurisdiction relative to the entry of judgment on any arbitration award relative to any controversy or claim between the PARTIES shall be in any court of appropriate subject matter jurisdiction located in New Jersey, and the PARTIES to this AGREEMENT expressly subject themselves hereby to the personal jurisdiction of said court for entry of any such judgment and for the resolution of any dispute, action, or suit arising in connection with the entry of such judgment.

          The controversy or claim to be arbitrated shall be referred to three
(3) arbitrators, one to be selected by each PARTY and the third to be selected by the AAA. The selections to be made by the PARTIES shall be made from the list of the National Panel of Arbitrators maintained by the AAA. The arbitrator to be selected by the AAA shall be qualified to pass on any technical or engineering matters and shall be independent of and acceptable to both PARTIES. All decisions and awards shall be made by a majority of the arbitrators, except for decisions relating to discovery as set forth herein.

          In the event any arbitrator dies, or refuses to act, or becomes incapable, incompetent or unfit to act before hearings have been completed and/or before an award has been rendered, a successor arbitrator may be selected by the Party, or the American Arbitration Association, as the case may be, who originally made the selection. The selection of the successor arbitrator shall be made consistent with the selection procedure set forth in the preceding paragraph.

          The arbitrators selected pursuant to this AGREEMENT shall be governed by and apply the laws of the State of New Jersey and federal law, as applicable, in conducting any arbitration proceeding and/or in making any award provided that the PARTIES agree that the arbitrators may impose the remedy of specific performance without regard to otherwise applicable New Jersey law.

          Notice of a demand for arbitration (hereinafter referred to as Demand for Arbitration) of any controversy or dispute between the PARTIES shall be filed in writing with the AAA by the PARTY seeking arbitration and a copy of same shall be served contemporaneously with such filing on the other PARTY. The notice shall state, with specificity, the nature of the dispute and the remedy sought. After such notice has been filed, the PARTIES may make discovery of any matter relevant to such dispute before the hearing, to the extent and in the manner provided by the Rules Governing Civil Practice in the Superior Court contained in the Rules Governing the Courts of the State of New Jersey. Any question that may arise with respect to the obligations of the PARTIES relative to discovery and/or relative to the protection of the discovery materials shall be referred solely to the arbitrator selected by the AAA. His determination shall be final and conclusive. Discovery shall be completed not later than ninety (90) days after filing of the notice of arbitration unless such period for discovery is extended by the arbitrator selected by the AAA, upon a showing of good cause by either PARTY to the arbitration.

          The arbitrators may consider any material which is relevant to the subject matter of any such controversy even if such material might also be relevant to an issue or issues not subject to arbitration hereunder. A stenographic record shall be made of any arbitration hearing.

          Any costs associated with any arbitration under this ARTICLE XVII, including but not limited to attorney fees and witness expenses, shall be paid by the PARTY against whom an award is entered unless the arbitrators by their award otherwise provide.

          Arbitration may not be utilized and the arbitrators selected in accordance with this ARTICLE XVII shall not possess the authority or power to alter, amend or modify any of the terms or conditions or charges set forth in this AGREEMENT, and further, the arbitrators may not enter any award which alters, amends or modifies such terms, conditions or charges in any form or manner.

                                 ARTICLE XVIII

                             SPECIFIC PERFORMANCE

          Without regard to any provisions of this AGREEMENT to the contrary, in addition to any of the rights and/or remedies referred to in this AGREEMENT, either PARTY shall have the right to institute an action against the other PARTY in a court of equity in the State of New Jersey or at the NJBPU to obtain specific performance by such other PARTY of any of such other PARTY's obligations under this AGREEMENT if available in accordance with applicable principles of law and equity. Without regard to rights available at law or in equity, PARTIES agree that arbitrators shall have the right to impose the remedy of specific performance in any arbitration under ARTICLE XVII of this AGREEMENT and neither PARTY shall have the right to object to such remedy on the basis that such remedy is not otherwise available at law or in equity.

                                  ARTICLE XIX

                               ENTIRE AGREEMENT

          This AGREEMENT constitutes the entire agreement between the PARTIES with respect to the matters contained herein and all prior agreements with respect thereto are superseded hereby. Each PARTY confirms that it is not relying on any oral representations or warranties of the other PARTY except as specifically set forth herein. No additions, amendments or modifications hereof or of any terms included herein shall be binding unless duly executed by both PARTIES.

                                  ARTICLE XX

                              ASSIGNMENT/TRANSFER

          VENTURE may at any time and from time to time during the term of this AGREEMENT, assign its rights in this AGREEMENT to FINANCIER. PSE&G shall, at VENTURE's request, execute a Consent to Assignment in a form similar to that attached as Exhibit 3, provided that in connection with any such request, VENTURE submits to PSE&G for review any relevant documents requested by PSE&G, which documents shall be treated by PSE&G as confidential, and not disclosed to any third-party without the written consent of VENTURE. Upon written notice to PSE&G, VENTURE may transfer its rights and obligations under this AGREEMENT to any entity controlling, controlled by or under common control with VENTURE. Except as otherwise provided herein with respect to

FINANCIER or any entity controlling, controlled by or under common control with VENTURE, VENTURE may not assign its rights and/or transfer its rights and obligations in this AGREEMENT without the prior written consent of PSE&G, which consent shall not be unreasonably withheld or delayed. Nothing contained herein shall prevent VENTURE from pledging or mortgaging all or any part of the property of the PROJECT in connection with financing the PROJECT.

          Except with respect to any entity controlling, controlled by or under common control with VENTURE, no assignee, transferee, pledgee or mortgagee and/or any person designated by such assignee, transferee, pledgee or mortgagee may operate the PROJECT, pursuant to any rights such PARTY may have under any mortgage, assignment, transfer, or security agreement, unless such entity or person has been approved and authorized by PSE&G to operate the PROJECT, and in connection with seeking to obtain such approval and authorization, agrees to be bound by, subject to and to comply with the terms and conditions of this AGREEMENT while operating the PROJECT. PSE&G shall not unreasonably delay or withhold any such approval or authorization.

          PSE&G may, on written notice to VENTURE, assign its rights and transfer its obligations in this AGREEMENT to any entity controlling, controlled by or under common control with PSE&G. Additionally, PSE&G may, on notice to and with the prior written approval of VENTURE, assign and transfer its rights and obligations under this AGREEMENT to any entity which is not controlling, controlled by or under common control with PSE&G. VENTURE shall not unreasonably delay or withhold any approval of an assignment or assignment/transfer by PSE&G provided that the assignee or assignee/transferee agrees to be bound by, subject to and to comply with the terms and conditions of this AGREEMENT.

                                  ARTICLE XXI

                               CURE BY FINANCIER

          During any term of this AGREEMENT, VENTURE shall provide PSE&G with such information as to enable it to know the name(s) and address(es) of any FINANCIER on a current basis. PSE&G acknowledges that VENTURE's present FINANCIER is the Prudential Insurance Company of America, c/o PruCapital Management, Inc., Three Gateway Center, Newark, NJ 07102, Attn: Regional Vice President-Special Industries (East). For so long as VENTURE shall have outstanding and unpaid any financing liabilities, PSE&G agrees to promptly furnish to all FINANCIERS, then known to PSE&G, a copy of any Notice of Breach or Demand for Arbitration given to VENTURE. Additionally, PSE&G shall not terminate this AGREEMENT unless any notice of such termination or breach, as the case may be, and the reasons therefor have been given to and received by each FINANCIER then known to PSE&G thirty (30) days prior to the effective date of the termination. PSE&G shall not terminate this AGREEMENT if, after notice thereof, and prior to any effective date of termination, FINANCIER has:

     (i) cured the condition precipitating the Notice of Breach under ARTICLE XVI; or

     (ii) if the condition precipitating such Notice of Breach is not capable of being cured prior to the date of termination, commenced in a diligent manner to cure the condition precipitating the Notice of Breach and for so long as the FINANCIER diligently continues such efforts; or

     (iii) if the condition precipitating the Notice of Breach in not capable of being cured prior to the date of termination, FINANCIER has caused the initiation of and is diligently prosecuting efforts to gain possession of the PROJECT and for so long as the FINANCIER diligently continues such efforts.

          In the event FINANCIER gains possession of the PROJECT, FINANCIER shall promptly designate a person or entity to operate the PROJECT. The name and credentials of such person or entity so designated shall be promptly submitted thereafter to and such person or entity so designated must be approved and authorized by PSE&G to operate the PROJECT. Any approval of the person or entity so designated shall not be unreasonably delayed or withheld by PSE&G. In the event PSE&G approves the person or entity so designated, PSE&G shall not be obligated to give authorization to the person or entity so designated to actually operate the PROJECT unless and until the person or entity so designated agrees in writing to be bound by, subject to and to comply with the terms and conditions of this AGREEMENT for the period during which the person or entity so designated intends to operate the PROJECT. Upon execution of the aforesaid instrument, the person or entity so designated shall thereafter, inter alia, be responsible for all obligations incurred by it under this AGREEMENT. However, FINANCIER, and the person or entity so designated, shall have no responsibility whatsoever for any obligation VENTURE incurred prior to the date on which FINANCIER takes possession of the PROJECT.

          In the event of a foreclosure and a resultant sale or transfer of the PROJECT to a new entity (other than the FINANCIER), any obligation of PSE&G to perform its obligations under the AGREEMENT shall be conditioned upon: (i) the approval by PSE&G of any new operator of the PROJECT, which approval shall not be unreasonably withheld or delayed; (ii) agreement by the now entity to comply with the rules and regulations of the NJBPU, the FERC, and any other agency having jurisdiction over the PROJECT relative to the sale or transfer of same;
(iii) receipt by such new entity of any license(s), permit(s) and approval(s) as may be required in connection with the sale or transfer of the PROJECT; and (iv) the execution and delivery of a written assumption agreement, in form satisfactory to PSE&G, pursuant to which the now entity and/or operator agree to assume all obligations under and agree therein to be bound by, subject to and to comply with the terms and conditions of this AGREEMENT.

          Notwithstanding any rights which FINANCIER may have, in the event PSE&G interrupts acceptance and purchase of twenty-four and two tenths percent (24.2%) of the NET ELECTRICAL POWER OUTPUT in connection with the occurrence of the condition or event which precipitated the Notice of Termination or Notice of Breach, PSE&G shall not be obligated to resume acceptance and purchase of such NET ELECTRICAL POWER OUTPUT unless the condition or event or cause thereof which precipitated the Notice of Termination or Notice of Breach is or has been remedied in accordance with the provisions of this AGREEMENT. Prior to PSE&G being obligated to resume such acceptance and purchase from the COGENERATION FACILITY, PSE&G shall have the right to require FINANCIER to provide adequate assurance to PSE&G that the condition or event precipitating the Notice of Breach will not reoccur.

                                 ARTICLE XXII

                         FINANCIER SECURITY AGREEMENTS

          As provided in ARTICLE XX, VENTURE may assign any rights in this AGREEMENT to FINANCIER and may pledge or mortgage any or all of the property of the PROJECT. In the event FINANCIER alleges that a breach or an event of default has occurred under any operative agreement between FINANCIER and VENTURE and FINANCIER thereafter elects to exercise any right(s) under any applicable security, mortgage, assignment or other agreement then in effect between FINANCIER and VENTURE, it is agreed that, upon receipt of such notice from FINANCIER, PSE&G shall provide notice to VENTURE and thereafter PSE&G shall accept the instructions of FINANCIER in accordance with the terms of any applicable security, mortgage or assignment agreement. In such event, VENTURE shall have no claim against PSE&G for, and hereby agrees to release PSE&G from, any liability for any cost, expense, loss, damage or liability VENTURE may incur or sustain arising out of, relating to or resulting from any action(s) which PSE&G determines it is obligated to take pursuant to any operative agreement between VENTURE and FINANCIER.

          Notwithstanding the foregoing, in the event PSE&G provides a notice to VENTURE under this ARTICLE XXII, and VENTURE notifies PSE&G that it disagrees with and is actively contesting the FINANCIER'S allegation that an event of default has occurred under any operative agreement between FINANCIER and VENTURE, PSE&G may in its reasonable discretion elect not to accept the instructions of such FINANCIER, provided that VENTURE shall (i) indemnify PSE&G in accordance with the terms of ARTICLE XIII for any cost, expense, loss, damage or liability which PSE&G may incur or sustain as a result of PSE&G's failure to follow the instructions of such FINANCIER, and (ii) provide PSE&G with a non-cancellable surety bond, irrevocable bank letter of credit or other security in form, substance and amount acceptable to PSE&G upon which PSE&G can draw in the event it incurs or sustains any expense, loss, damage or liabilities as a result of its failure to follow the instructions of such FINANCIER.

                                 ARTICLE XXIII

                         DETERMINATION OF PSE&G COSTS

  The costs for any work done or service performed by PSE&G personnel, as required by this AGREEMENT, which costs are to be billed to and to be paid by VENTURE pursuant to this AGREEMENT, shall be determined by PSE&G in accordance with PSE&G's "Procedures for Work Done at the Expense of Others" then in effect.

                                 ARTICLE XXIV

                           STANDARD FOR PERFORMANCE

          Unless otherwise expressly provided for in this AGREEMENT, PSE&G shall undertake and discharge any obligation it has in this AGREEMENT to, inter alia, design, construct, install, operate, maintain, repair, replace, reinforce, rearrange, purchase, select, examine, review, inspect or accept any facility or equipment pursuant to and in accordance with any applicable PSE&G practice(s), standard(s) and/or procedure(s). PSE&G shall use the same care and diligence in controlling the costs of any such activity(ies) VENTURE is required to make payment for under this AGREEMENT as if the activity(ies) were being performed by and for PSE&G's own account.

                                  ARTICLE XXV

                           STANDBY ELECTRIC SERVICE

          In the event VENTURE requires standby electric service to the COGENERATION FACILITY same shall be furnished by PSE&G pursuant to an applicable tariff on file with the NJBPU.

                                 ARTICLE XXVI

                            SUCCESSORS AND ASSIGNS

          This AGREEMENT shall be binding upon and shall inure to the benefit of, or may be performed by, the successors and assigns of the PARTIES, except that no assignment, pledge or other transfer of this AGREEMENT by any PARTY shall operate to release the assignor, pledgor or transferor from any of its obligations under this AGREEMENT, unless consent to the release is given in writing by the other PARTY,, which consent shall not be unreasonably delayed or withheld, or unless such transfer is incident to a reorganization or merger or consolidation with or transfer of all or substantially all of the assets of the transferor to another person or business entity which person or entity shall, as part of such succession, assume all the obligations of the transferor under this AGREEMENT.

                                 ARTICLE XXVII

                                 CHOICE OF LAW

          This AGREEMENT shall be interpreted, construed, governed by, performed and enforced in accordance with the laws of the State of New Jersey and federal law, where applicable. All questions concerning the validity, construction and enforceability of this AGREEMENT as well as questions concerning the sufficiency or other aspects of performance under this AGREEMENT shall be determined under the laws of the State of Now Jersey without recourse to the law governing conflict of laws.

                                ARTICLE XXVIII

                                   CAPTIONS

          The subject headings of the articles of this AGREEMENT are inserted solely for the purpose of convenient reference and are not intended to, nor shall same affect the meaning of any provision of this AGREEMENT.

                                 ARTICLE XXIX

                                 COUNTERPARTS

          This AGREEMENT may be executed in counterparts. Each shall be deemed an original but together shall constitute one and the same instrument.

                                  ARTICLE XXX

                                 MISCELLANEOUS

          This AGREEMENT and the obligations of the PARTIES hereunder are subject to all present and future valid laws and to all valid present and future orders, rules and regulations of any court or regulatory authority having jurisdiction to the extent consistent with Section D of ARTICLE IV of this AGREEMENT.

          In case of conflict between any provisions hereof and any applicable law, regulation or regulatory order, such applicable law, regulation or regulatory order shall govern to the extent consistent with Section D of ARTICLE IV of this AGREEMENT.

          All terms defined in this AGREEMENT shall have the same defined meanings when used in any notice, correspondence, report or other document made or delivered pursuant to or in connection with this AGREEMENT, unless the context shall otherwise require.

          Each reference herein to VENTURE and PSE&G shall be deemed to include their respective successors and assigns.

          All of the covenants, warranties, undertakings and agreements of VENTURE and PSE&G shall bind the respective PARTIES, their successors and assigns.

                                 ARTICLE XXXI

                                 RESERVATIONS

          No PARTY shall be prejudiced or bound, except as otherwise specifically provided herein, nor shall any PARTY be deemed to have approved, accepted, agreed or consented to any concept, theory or principle underlying or supposed to underlie any of the matters contained herein, including but not limited to any concept, theory, principle or method used to calculate the rates provided for herein.

          The PARTIES further understand and agree that the provisions of this AGREEMENT relate only to the specific matter referred to herein and no PARTY or person waives any claim or right which it may otherwise have with respect to any matter not expressly provided for herein.

                                 ARTICLE XXXII

                            SURVIVAL OF OBLIGATIONS

          Termination of this AGREEMENT for any reason shall not relieve PSE&G or VENTURE of any obligation accruing or arising prior to such termination.

                                ARTICLE XXXIII

                                    NOTICES

          Any notice, request, demand, communication or statement which either PSE&G or VENTURE may desire to give to the other shall be in writing and, except as otherwise provided for in this AGREEMENT, shall be considered as duly delivered when mailed by certified mail or delivered against receipt by messenger or overnight courier addressed to said PARTY as follows:

(a) If to PSE&G:


    Public Service Electric and Gas Company
    80 Park Plaza - Mail Code T11A
    P.O. Box 570
    Newark, New Jersey 07101-0570
    ATTENTION: MANAGER - COGENERATION

(b) If to VENTURE:

    COGEN Technologies NJ Venture
    1600 Smith Street
    Suite 5000
    Houston, Texas 77002
    ATTENTION: Robert C. McNair

or to such other person or address as PSE&G or VENTURE may have specified in a notice duly given as provided herein.

          IN WITNESS WHEREOF, this AGREEMENT has been executed and delivered as of the date and year first above written.


                         COGEN TECHNOLOGIES NJ VENTURE
                         By: COGEN Technologies NJ, Inc.,
                             Managing Venturer


                         By: /s/ [SIGNATURE APPEARS HERE]
                             ----------------------------------
                             Robert C. McNair, President



                         PUBLIC SERVICE ELECTRIC
                          AND GAS COMPANY


                         By: /s/ [SIGNATURE APPEARS HERE]
                             ----------------------------------